EXHIBIT 99.1

PRESS RELEASE

               RAYOVAC CORPORATION ANNOUNCES $300 MILLION PRIVATE
            PLACEMENT OF SENIOR SUBORDINATED NOTES AND TENDER OFFER
                       FOR 11% NOTES ISSUED BY REMINGTON


MADISON, Wis., (September 11, 2003) - Rayovac Corporation (NYSE: ROV) announced today that it intends to offer through a private placement up to $300 million aggregate principal amount of new Senior Subordinated Notes due 2013. The expected net proceeds of the private placement will be used to finance Rayovac's acquisition of Remington Products Company, retire Remington's existing indebtedness and pay related fees and expenses. Rayovac previously announced that it has entered into an agreement to purchase Remington for approximately $322 million, including its assumption of debt. The offering will be conditioned upon the closing of the Remington acquisition, as well as subject to market and other conditions. Rayovac's obligations under the Senior Subordinated Notes will be fully and unconditionally guaranteed on a senior subordinated basis by all of its domestic subsidiaries. The private placement is expected to close by early October 2003.

The Senior Subordinated Notes have not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

Rayovac expects to enter into an amendment to its senior credit facilities, conditioned upon the sale of the Senior Subordinated Notes. Among other things, the amendment will permit the acquisition of Remington, the issuance of the Senior Subordinated Notes and provide for an additional $50 million available borrowings under the term loan portion of such facilities.

In connection with the acquisition of Remington, Rayovac also announced today that it has commenced an offer to purchase for cash all $180 million principal amount of 11% Series B and Series D Senior Subordinated Notes due 2006 issued by Remington Products Company, L.L.C. and Remington Capital Corp. Rayovac is also soliciting consents from the holders of the notes to approve certain amendments to the indentures under which the notes were issued. The tender offer is contingent on, among other things, the receipt of contents necessary to approve such amendments to the indentures governing the notes, the closing of the acquisition of Remington, the closing of the offering of the Senior Subordinated Notes and the amendments to Rayovac's senior credit facilities.

The tender offer will expire at 5:00 p.m., New York City time, on October 9, 2003, unless extended or earlier terminated. The total consideration to be paid to holders that tender their notes and deliver their consents prior to 5:00 p.m., New York City time, on September 24, 2003 will be equal to $1,020.83 per $1,000 principal amount of the notes, which includes a consent payment of $2.50 per $1,000 principal amount. Holders that tender their notes after 5:00 p.m., New York City time, on September 24, 2003 and prior to the expiration of the tender offer will receive $1,018.33 per $1,000 principal amount of the notes. The consents being solicited will eliminate substantially all of the covenants and certain events of default in the indentures governing the notes. Promptly after the acquisition of Remington Products is completed, Rayovac intends to redeem all of the notes which are not tendered pursuant to the tender offer.

Information regarding the pricing, tender and delivery procedures and conditions of the tender offer and consent solicitation is contained in the Offer to Purchase and Consent Solicitation dated September 11, 2003, and related documents. Copies of these documents can be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation at 800-269-6427 (toll free) or 212-269-5550 (collect). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent. Additional information concerning the terms and conditions of the tender offer and consent solicitation may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4807 (collect).

About Rayovac
With close to $1 billion in sales, Rayovac has more than doubled its revenues over the last six years and has evolved from a predominantly North American company into a global organization with approximately 60 percent of its sales generated from outside the U.S.

In 1999, Rayovac acquired ROV Ltd., a Latin American battery company that held the rights to the Rayovac name in Latin America (except Brazil) and certain countries in the Middle East and Africa. This acquisition consolidated Rayovac's rights to the Rayovac brand around the world (except Brazil), gave the Company a powerful market presence in Latin America and opened the doors to new distribution.

In October 2002, Rayovac further expanded its global presence by acquiring the worldwide consumer battery business of VARTA AG, a German company with significant market positions throughout Europe and in Latin America.

Today, Rayovac is one of the world's leading battery and lighting device companies. The Company also markets the number one selling rechargeable brand of battery in the U.S. and Europe and is the world leader in hearing aid batteries. Rayovac trades on the New York Stock Exchange under the ROV symbol.

About Remington
Remington products are sold in more than 20,000 retail outlets in the United States. More than 70 percent of Remington's sales are in North America. Remington's core North American shaving and grooming products business has grown 18 percent per year from 1998 through 2002. Internationally, Remington products are sold through a network of subsidiaries and distributors in more than 85 countries.

The Remington product line includes electric rotary and foil dry shavers for men and women, beard and moustache trimmers and haircut kits. They also offer personal grooming products for men and women and small electronic appliances such as hair dryers, stylers, hot rollers and lighted mirrors. Remington branded products are sold in the U.S. and internationally through mass merchandisers, catalog showrooms, drug stores, department stores, television direct to consumers, online retailing and through the company's network of service stores.

Certain matters discussed in this news release, with the exception of historical matters, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks, uncertainties and other factors that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products offered by Rayovac or Remington, (3) changes in the general economic conditions where we do business, such as stock market prices, interest rates, currency exchange rates, inflation and raw material costs, (4) our ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) our ability to obtain the regulatory approvals and financing necessary to close the Remington transaction and (6) various other factors, including those discussed herein and those set forth in Rayovac's and Remington's most recent Form 10-Q, Annual Report on Form 10-K and the prospectus supplement for Rayovac's most recent offering of its common stock.